Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Moriah Shilton
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 138	(415) 433-3777
mshilton@lhai.com

ImageWare Systems Announces First Quarter 2007 Results
- Company Reaffirms Annual Guidance -

SAN DIEGO, CA, May 15, 2007 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, today reported financial results for the quarter ended March 31, 2007

Jim Miller, ImageWare’s chairman and chief executive officer, stated, “In the first quarter we made significant progress in our strategy to pursue licensing and OEM partnerships and position ourselves for near term revenue growth. Although, as previously indicated, these accomplishments did not contribute to the first quarter revenue, we expect them to impact revenue in the second half of 2007.  In the first quarter, the inherent lumpiness of selling to government agencies and service providers was evident in our lack of project revenue resulting in admittedly unsatisfactory revenue level of $1.3 million for the quarter.  On March 30th, in conjunction with our fourth quarter reporting, we reviewed our expectations for low first quarter revenue, and we expressed our confidence that we will reach an inflection point in 2007.  We believe this will enable us to deliver quarterly run rates in the second half of 2007 near or above breakeven levels in terms of both net income and cash flow.  We have continued to progress on all fronts since the last conference call and with improved visibility we re-affirm our confidence in achieving that guidance.”

Total net revenues for the first quarter 2007 were $1.3 million, compared to $2.8 million for the first quarter 2006 due primarily to lower product revenue recognition in the quarter.  First quarter 2007 operating expenses totaled $3.1 million, compared to $3.3 million in the first quarter 2006.  The loss from operations in the first quarter 2007 totaled $2.2 million, compared to loss from operations of $1.3 million in the first quarter 2006, the difference directly related to the lower product revenue in the quarter.  Net loss for the first quarter totaled $2.4 million, compared to a net loss of $1.3 million in the first quarter of 2006.  Net loss per share was $0.21 for the first quarter, compared to a net loss per share of $0.10 share in the first quarter of 2006.

As of March 31, 2007, ImageWare Systems had cash of $1.4 million. The backlog of product orders at March 31, 2007 was $1.9 million, compared to $1.6 million at year end December 31, 2006.

Miller added, “Our relationships with companies such as Honeywell, GE Security, CSC, and Unisys position us to participate in projects worldwide and demonstrate our progress toward establishing a foothold in larger-scale identification solutions.  Also, the selection of IWS™ Biometrics Engine™ by Patients, Physicians, and Pharmacists Fighting

Diversion (PPPFD™) expands our presence to the healthcare market, exemplifies our ability to customize our open-architected technology, and mobilize our expert resources for various identity management purposes — from healthcare, government, justice and public safety to financial institutions and commercial enterprises.”

First Quarter and Recent Corporate Highlights

April

•                          Selected by the non-profit consortium of Patients, Physicians, and Pharmacists Fighting Diversion (PPPFD™) to implement a comprehensive biometric identity management solution as part of its Forensic Medicine Technology™ program to fight prescription narcotic drug abuse and diversion.

•                          Announced a partnership with Probaris, Inc. to integrate ImageWare’s IWS Biometric Engine for 1:N (identification) biometric searching and matching with the Probaris ID™ identity assurance solution, providing Probaris with an enhanced biometric searching and matching platform in support of Homeland Security Presidential Directive 12 (HSPD-12).

•                          Exhibited and presented at the 6th Annual Smart Cards in Government Conference where the company showcased its award-winning IWS™ Biometric Engine™ along with its Federal Information Processing 201 (FIPS-201) Personal Identity Verification (PIV) Solution and related identity management products.

•                          Exhibited its biometric identity management and secure credential products at the 2007 Government Security Expo and Conference (GovSec) held in Washington, DC, May 9 – 10.

March

•                          Signed a three-year, royalty-based, licensing agreement with Honeywell Security to integrate biometric enrollment and identity proofing, as well as card management and issuance of biometrically-enabled secure credentials, into Honeywell’s physical access control product suite.

•                          Raised $1.5 million in a private placement.

•                          Retired outstanding debt that totaled $1.2 million as of December 31, 2006.

February

•                          Announced Unisys Corp. selected the IWS Biometric Engine to be a part of the Registry and Positive Identification Solution (RAPIDS) and HSPD-12 ID solutions on display in the Unisys Center of Excellence (COE) in Reston, VA.

January

•                          Awarded two new orders totaling $280,000 for its IWS Biometric Engine multi-biometric identity management platform from an undisclosed U.S. Federal Government agency and a large systems integrator.

•                          Announced Computer Sciences Corporation selected the IWS Biometric Engine to be a part of CSC’s Border and Immigration Solutions (BIS) Center of Excellence.

Conference call information

A conference call on ImageWare’s first quarter earnings will be conducted today at 1:30 p.m. Pacific Time (4:30 p.m. ET) and available to all interested parties by dialing 877-

407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio Web broadcast at www.iwsinc.com/investors.cfm and http://www.vcall.com/IC/CEPage.asp?ID=116960. The call will be archived and available for replay from the investor relations page of ImageWare’s Web site at www.iwsinc.com or at www.vcall.com, until May 15, 2008. The call will also be available for replay via the phone until May 17, 2007, by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID # 241599.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement
This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

IMAGEWARE SYSTEMS, INC.

SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Product	$709	$2,254
Maintenance	627	511
Total Revenues	1,336	2,765

Cost of Revenue
Product	185	526
Maintenance	294	281

Gross Profit	857	1,958
	64%	71%
Operating Expenses
General & administrative	1,143	1,221
Sales and marketing	694	998
Research and development	1,186	930
Depreciation and amortization	61	125
Total Operating Expenses	3,084	3,274

Loss from operations	(2,227)	(1,316)

Interest (income) expense, net	243	26
Other income, net	(38)	(69)

Loss from contining operations before income taxes	(2,432)	(1,273)

Income taxes	0	0

Loss from continuing operations	(2,432)	(1,273)

Discontinued operations:
Gain (loss) from operations of discontinued Digital Photography
Component (including gain on disposal of Digital Photography component	0	(73)
Income tax benefit (expense)	—	—
Gain (loss) on discontinued operations	—	(73)

Net loss	$(2,432)	$(1,346)
Preferred Dividends	$(433)	$(13)
Net loss available to common shareholders	$(2,865)	$(1,359)

Per share data — basic and diluted
Net loss from continuing operations	$(0.21)	$(0.10)
Discontinued operations	$—	$—
Net loss per common share	$(0.21)	$(0.10)

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, except share data)

	March 31,	Dececember 31,
	2007	2006
Assets:
Cash	$1,443	$939
Accounts receivable, net	998	1,722
Inventories	78	58
Other current assets	167	138
Property and equipment, net	310	352
Other assets	797	783
Intangible assets, net	137	141
Goodwill	3,416	3,416
Total Assets	$7,346	$7,549

Liabilities and Shareholders’ Equity:
Current liabilities	$4,795	$5,213
Pension obligation	1,036	1,016
Shareholders’ equity	1,515	1,320
Total Liabilities and Shareholders’ Equity	$7,346	$7,549